Exhibit 5.27

CONSENT OF L. EVANS

The undersigned hereby consents to the use of the technical report entitled “NI 43-101 Technical Report on the Prefeasibility Study of the Côté Gold Project, Porcupine Mining Division, Ontario, Canada” dated June 8, 2017 and effective May 26, 2017, and the information derived therefrom related to the Mineral Resources, as well as the reference to their name where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

/s/ Luke Evans
By:	Luke Evans, M.Sc., P. Eng.
Executive Vice President – Geology and
Resource Estimation

Dated: March 28, 2018